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                                                                 EXHIBIT (d)(30)

                                 NORTHERN FUNDS

                         FORM OF SUB-ADVISORY AGREEMENT
                       MULTI-MANAGER _______________ FUND

            Sub-Advisory Agreement (this "Agreement") entered into as of ____ day of __________, 200_, by and among Northern Trust Investments, N.A. and Northern Trust Global Advisors, Inc. (together, the "Advisers"), and [name of Sub-Adviser], a [entity description] (the "Sub-Adviser").

            WHEREAS, the Advisers have entered into an Investment Advisory and Ancillary Services Agreement dated ___________, 2006 (the "Advisory Agreement") with Northern Funds (the "Trust"), relating to the provision of portfolio management and administrative services to the Multi-Manager _______________ Fund (the "Fund");

            WHEREAS, the Advisory Agreement provides that the Advisers may delegate any or all of their portfolio management responsibilities under the Advisory Agreement to one or more sub-advisers;

            WHEREAS, the Advisers and the Trustees of the Trust desire to retain the Sub-Adviser to render portfolio management services to the Fund in the manner and on the terms set forth in this Agreement, and the Sub-Adviser is willing to provide such services.

            NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

      1. Sub-Advisory Services.

            (a) The Advisers hereby appoint the Sub-Adviser to act as an investment adviser to the Fund for the periods and on the times herein set forth. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

            (b) The Sub-Adviser shall, subject to the supervision and oversight of the Advisers, manage the investment and reinvestment of such portion of the assets of the Fund, as the Advisers may from time to time allocate to the Sub-Adviser for management (the "Sub-Advised Assets"). The Sub-Adviser shall manage the Sub-Advised Assets in conformity with (i) the investment objective, policies and restrictions of the Fund set forth in the Trust's prospectus and statement of additional information relating to the Fund, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Advisers, the Trust's Chief Compliance Officer, or by the Trust's Board of Trustees ("Board") that have been furnished in writing to the Sub-Adviser, (ii) the provisions of the Internal Revenue Code as amended (the "Code") applicable to "regulated

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                  investment companies" (as defined in Section 851 of the Code),
                  (iii) the written instructions and directions received from the Advisers and the Trust; and (iv) the requirements of the Investment Company Act of 1940 (the "1940 Act"), the
                  Investment Advisers Act of 1940 ("Advisers Act"), and all other federal and state laws applicable to registered investment companies and The sub-adviser's duties under this Agreement, all as may be in effect from time to time. The foregoing are referred to below together as the "Policies."

                  For purposes of compliance with the Policies, the Sub-Adviser shall be entitled to treat the Sub-Advised Assets as though the Sub-Advised Assets constituted the entire Fund, and the Sub-Adviser shall not be responsible in any way for the compliance of any other assets of the Fund, other than the Sub-Advised Assets, with the Policies, or for the compliance of the Fund, taken as a whole, with the Policies. Subject to the foregoing, the Sub-Adviser is authorized, in its discretion and without prior consultation with the Advisers, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Fund, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Sub-Advised Assets may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Sub-Adviser shall determine. Notwithstanding the foregoing provisions of this Section 1(b), however, (i) the Sub-Adviser shall, upon written instructions from any Adviser, effect such portfolio transactions for the Sub-Advised Assets as the Adviser shall determine are necessary in order for the Fund to comply with the Policies, and (ii) upon notice to the Sub-Adviser, the Advisers may effect in-kind redemptions with shareholders of the Fund with securities included within the Sub-Advised Assets.

            (c) Absent instructions from the Advisers or the officers of the Trust to the contrary, the Sub-Adviser shall place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer or other person who deals in the securities in which the Fund is trading. With respect to common and preferred stocks, in executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser shall use its best judgment to obtain the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided

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                  to the Fund and/or other account over which the Sub-Adviser and/or an affiliate of the Sub-Adviser exercises investment discretion. With respect to securities other than common and preferred stocks, in placing orders with brokers, dealers or other persons, the Sub-Adviser shall attempt to obtain the best net price and execution of its orders, provided that to the extent the execution and price available from more than one broker, dealer or other such person are believed to be comparable, the Sub-Adviser may, at its discretion but subject to applicable law, select the executing broker, dealer or such other person on the basis of the Sub-Adviser's opinion of the reliability and quality of such broker, dealer or such other person; broker dealers selected by the Sub-Adviser for the purchase and sale of securities for the Sub-Advised Assets may include brokers or dealers affiliated with the Sub-Adviser, provided such orders comply with Rules 17e-1 and 10f-3 under the 1940 Act and the Trust's Rule 17e-1 and Rule 10f-3 Procedures, respectively, in all respects. Notwithstanding the foregoing, the Sub-Adviser will not effect any transaction with a broker or dealer that is an "affiliated person" (as defined under the 1940 Act) of the Sub-Adviser or the Advisers without the prior approval of the Advisers. The Advisers shall provide the Sub-Adviser with a list of broker dealers that are affiliated persons of the Advisers.

            (d) The Sub-Adviser acknowledges that the Advisers and the Trust may rely on Rules 17a-7, 17a-10, 10f-3 and 17e-1 under the 1940 Act, and the Sub-Adviser hereby agrees that it shall not consult with any other sub-adviser to the Trust with respect to transactions in securities for the Sub-Advised Assets or any other transactions in the Trust's assets, other than for the purposes of complying with the conditions of paragraphs
                  (a) and (b) of Rule 12d3-1 under the 1940 Act.

            (e) The Sub-Adviser has provided the Advisers with a true and complete copy of its compliance policies and procedures for compliance with "federal securities laws" (as such term is defined under Rule 38a-1 of the 1940 Act) and Rule 206(4)-7 of the Advisers Act (the "Sub-Adviser Compliance Policies"). The Sub-Adviser's chief compliance officer ("Sub-Adviser CCO") shall provide to the Trust's Chief Compliance Officer ("Trust CCO") or his or her delegee promptly (and in no event more than 10 business days) the following:

                  (i) a report of any material changes to the Sub-Adviser Compliance Policies;

                  (ii) a report of any "material compliance matters," as defined by Rule 38a-1 under the 1940 Act, that have occurred in connection with the Sub-Adviser Compliance Policies;

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                  (iii) a copy of the Sub-Adviser CCO's report with respect to the annual review of the Sub-Adviser Compliance Policies pursuant to Rule 206(4)-7 of the Advisers Act; and

                  (iv) an annual (or more frequently as the Trust CCO may request) certification regarding the Sub-Adviser's compliance with Rule 206(4)-7 under the Advisers Act and
                        Section 38a-1 of the 1940 Act as well as the foregoing sub-paragraphs (i) - (iii).

            (f) The Sub-Adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of a Fund as well as other fiduciary or agency accounts managed by the Sub-Adviser, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best overall terms available execution with respect to common and preferred stocks and the best net price and execution with respect to other securities. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and to its other accounts.

            (g) The Sub-Adviser, in connection with its rights and duties with respect to the Fund and the Trust shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

            (h) The services of the Sub-Adviser hereunder are not deemed exclusive and the Sub-Adviser shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby. The Sub-Adviser will waive enforcement of any non-compete agreement or other agreement or arrangement to which it is currently a party that restricts, limits, or otherwise interferes with the ability of the Advisers to employ or engage any person or entity to provide investment advisory or other services and will transmit to any person or entity notice of such waiver as may be required to give effect to this provision; and the Sub-Adviser will not become a party to any non-compete agreement or any other agreement, arrangement, or understanding that would restrict, limit, or otherwise interfere with the ability of the Advisers and the Trust or any of their affiliates to employ or engage any person or organization, now or in the future, to manage the Fund or any other assets managed by the Advisers.

            (i) The Sub-Adviser shall furnish the Advisers and the administrators of the Trust (together, the "Administrator") weekly, monthly, quarterly and annual reports concerning portfolio transactions and performance of the Sub-Advised Assets as the Advisers may reasonably determine in such

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                  form as may be mutually agreed upon, and agrees to review the
                  Sub-Advised Assets with the Advisers and discuss the management of them. The Sub-Adviser shall permit all books and records with respect to the Sub-Advised Assets to be inspected and audited by the Advisers, the Administrators to the Trust, and the Trust CCO or their delegees at all reasonable times during normal business hours, upon reasonable notice. The Sub-Adviser shall also provide the Advisers with such other information and reports, including information and reports related to compliance matters, as may reasonably be requested by them from time to time, including without limitation all material requested by or required to be delivered to the Board.

            (j) Unless otherwise instructed by the Advisers, the Sub-Adviser shall not have the power, discretion or responsibility to vote any proxies in connection with securities in which the Sub-Advised Assets may be invested, and the Advisers shall retain such responsibility.

            (k) The Sub-Adviser shall cooperate promptly and fully with the Advisers and/or the Trust in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Trust, the Fund or either of the Advisers brought by any governmental or regulatory authorities. The Sub-Adviser shall provide the Trust CCO or his or her delegee with reasonable access to copies of all SEC examination letters or other correspondence or communications in which the SEC has identified any issues relating to any aspects of the Sub-Adviser's operations.

            (l) The Sub-Adviser shall be responsible for the preparation and filing of Schedule 13G and Form 13F on behalf of the Sub-Advised Assets. The Sub-Adviser shall not be responsible for the preparation or filing of any other reports required on behalf of the Sub-Advised Assets, except as may be expressly agreed to in writing.

            (m) The Sub-Adviser shall maintain separate detailed records of all matters pertaining to the Sub-Advised Assets, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request. The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

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      2. Representations and Warranties of the Parties

            (a) The Sub-Adviser represents and warrants to the Advisers as follows:

                  (i) The Sub-Adviser is a registered investment adviser under the Advisers Act;

                  (ii) The Form ADV that the Sub-Adviser has previously provided to the Advisers is a true and complete copy of the form as currently filed with the United States Securities and Exchange Commission, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Sub-Adviser will promptly provide the Advisers and the Trust with a complete copy of all subsequent amendments to its Form ADV;

                  (iii) The Sub-Adviser will carry at all times, and with
                        companies rated by A.M. Best Company with at least an A-VII rating, or its equivalent, professional errors and omissions liability insurance covering services provided hereunder by the Sub-Adviser in an appropriate amount, which insurance shall be primary to any insurance policy carried by the Advisers;

                  (iv) The Sub-Adviser will furnish the Advisers with certificates of insurance in forms and substance reasonably acceptable to the Advisers evidencing the coverages specified in paragraph 2(a)(iii) hereof and will provide notice of termination of such coverages, if any, to the Advisers and the Trust, all as promptly as reasonably possible. The Sub-Adviser will notify the Advisers promptly, and in any event within 10 business days, when the Sub-Adviser receives notice of any termination of the specified coverage; and

                  (v) This Agreement has been duly authorized and executed by the Sub-Adviser.

            (b) Each Adviser represents and warrants to the Sub-Adviser as follows:

                  (i)   Each Adviser is registered under the Advisers Act; and

                  (ii) Each Adviser and the Trust has duly authorized the execution of this Agreement by the Advisers.

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3. Obligations of the Advisers.

            (a) The Advisers shall provide (or cause the Fund's Custodian (as defined in Section 3 hereof) to provide) timely information to the Sub-Adviser regarding such matters as the composition of the Sub-Advised Assets, cash requirements and cash available for investment in the Sub-Advised Assets, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities hereunder.

            (b) The Advisers have furnished the Sub-Adviser with a copy of the prospectus and statement of additional information of the Fund and they agree during the continuance of this Agreement to furnish the Sub-Adviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Advisers agree to furnish the Sub-Adviser with copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information that the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

4. Custodian. The Advisers shall provide the Sub-Adviser with a copy of the Fund's agreement with the custodian designated to hold the assets of the Fund (the "Custodian") and any material modifications thereto (the "Custody Agreement") that may affect the Sub-Adviser's duties, copies of such modifications to be provided to the Sub-Adviser reasonably in advance of the effectiveness of such modifications. The Sub-Advised Assets shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Sub-Adviser shall have no liability for the acts or omissions of the Custodian, unless such act or omission is taken solely in reliance upon instruction given to the Custodian by a representative of the Sub-Adviser properly authorized to give such instruction under the Custody Agreement. Any assets added to the Fund shall be delivered directly to the Custodian.

5. Use of Sub-Adviser's Name. During the term of this Agreement, the Advisers shall have permission to use the Sub-Adviser's name in the marketing of the Fund, and agree to furnish the Sub-Adviser, for its prior approval (which approval shall not be unreasonably withheld) at its principal office all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public, which refer to the Sub-Adviser in any way. If Advisers do not receive a response from the Sub-Adviser with respect to such materials within five days of its submission for approval, such materials shall be deemed accepted by the Sub-Adviser. The Sub-Adviser agrees that Advisers may request that Sub-Adviser approve use of a certain type, and that Advisers need not provide for approval each additional piece of marketing material that is of substantially the same type.

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6. Expenses. During the Term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with the performance of its duties under paragraph 1 hereof other than the cost (including taxes, brokerage commissions and other transaction costs, if any) of the securities purchased or sold for the Fund.

7. Compensation of the Sub-Adviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Sub-Adviser shall be paid the fees in the amounts and in the manner set forth in Appendix A hereto.

8. Independent Contractor Status. The Sub-Adviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Trust or the Advisers in any way or otherwise be deemed an agent of the Fund or the Advisers.

9. Liability and Indemnification.

      (a) Liability. The duties of the Sub-Adviser shall be confined to those expressly set forth herein with respect to the Sub-Advised Assets. The Sub-Adviser shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. Under no circumstances shall the Sub-Adviser be liable for any loss arising out of any act or omission taken by another sub-adviser, or any other third party, in respect of any portion of the Trust's assets not managed by the Sub-Adviser pursuant to this Agreement.

      (b)   Indemnification.

            (i) The Sub-Adviser shall indemnify the Advisers, the Trust and the Fund, and their respective affiliates and controlling persons (the "Sub-Adviser Indemnified Persons") for any liability and expenses, including reasonable attorneys' fees, which the Advisers, the Trust or the Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Adviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the either of the Advisers' willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties hereunder.

            (ii) Each Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons (the "Adviser Indemnified Persons") for any liability and expenses, including reasonable attorneys' fees, arising from, or in connection with, such Adviser's breach of this

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                  Agreement or their representations and warranties herein or as a result of such Adviser's willful misfeasance, bad faith, gross negligence, reckless disregard of their duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Sub-Adviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

10. Effective Date and Termination. This Agreement shall become effective as of the date of its execution, and:

      (a) unless otherwise terminated, this Agreement shall continue in effect until [March] __, 200_, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, either of the Advisers or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval;

      (b) this Agreement may at any time be terminated on 60 days' written notice to the Sub-Adviser either by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund;

      (c) this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement; and

      (d) this Agreement may be terminated by the Sub-Adviser on 30 days' written notice to the Advisers and the Trust, or by the Advisers immediately upon notice to the Sub-Adviser.

      Termination of this Agreement pursuant to this Section 10 shall be without the payment of any penalty.

11. Amendment. This Agreement may be amended at any time by mutual consent of the Advisers and the Sub-Adviser, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Fund and by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, either of the Advisers, or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

12. Assignment. The Sub-Adviser may not assign this Agreement and this Agreement shall automatically terminate in the event of an "assignment," as such term is defined in Section 2(a)(4) of the 1940 Act. The Sub-Adviser shall notify the Advisers in writing sufficiently in advance of any proposed change of "control," as defined in Section

2(a)(9) of the 1940 Act, so as to enable the Trust and/or the Advisers to: (a) consider whether an assignment will occur, (b) consider whether to enter into a new Sub-Advisory Agreement with the Sub-Adviser, and (c) prepare, file, and deliver any disclosure document to the Fund's shareholders as may be required by applicable law.

13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to paragraph 10 (c) hereof) and, to the extent provided in paragraph 9 hereof, each Sub-Adviser and Adviser Indemnified Party. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

14. Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding any party's customers or consumers is disclosed to the other party in connection with this Agreement, the other party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

15. Confidentiality. Any information or recommendations supplied by either the Advisers or the Sub-Adviser, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including without limitation portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential ("Confidential Information") and held in the strictest confidence. Except as may be required by applicable law or rule as requested by regulatory authorities having jurisdiction over a party rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the custodian, and such persons as the Advisers may designate in connection with the Sub-Advised Assets.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois.

NORTHERN TRUST GLOBAL ADVISORS, INC.

By:
     ---------------------------------------
Name:
Title:

NORTHERN TRUST INVESTMENTS, N.A.

By:
     ---------------------------------------
Name:
Title:

[Name of Sub-Adviser]
By:
     ---------------------------------------
Name:
Title:

                                   Appendix A

                                Sub-Advisory Fees

      As full compensation for the services and the expenses assumed by the Sub-Adviser pursuant to this Agreement, the Advisers shall pay the Sub-Adviser a fee at the annual rate of _____% of the first $_____ million of Sub-Advised Assets' average daily net assets and _____% of the Sub-Advised Assets' average daily net assets in excess of $_____ million.

      Such compensation will be computed based on net assets on each day and will be payable monthly in arrears.